Exhibit 10.33

To:          Dave Colatriano

From:      Herb Moloney

Date:       August 15, 2003

Re:          Memo of Understanding

I am pleased to confirm your new position as Group President – Vertis North America East. In this role you will work closely with me, Tom Zimmer and all of our senior management, as together we take Vertis to the next step of its evolution into a single, integrated company with unprecedented targeted advertising and marketing capabilities.

You have been selected for this important role because of your outstanding record of success in leading our DMS business unit, and your commitment to the Vision we share for the future of Vertis.

Salient points about your new position:

1.               Effective August 11, 2003, your title will be Group President – Vertis North America East.

2.               You will continue to report directly to me.

3.               You will be responsible for managing and delivering the results for Vertis sales and operations for the eastern half of North America. Among your responsibilities will be strategy, planning, execution, organizational effectiveness, budgeting, forecasting and ensuring that the Vertis Values are maintained.

4.               Your new annual salary will be $300,000. Your executive incentive plan payout at target will increase to 60% and will continue to be subject to the terms of the Executive Incentive Plan for the Company.  Your monthly auto allowance will remain at $990. This is a total potential annual W2 compensation package of $491,880 at target, with a maximum potential of $671,800 under the current terms of the Executive Incentive Plan.

5.               Your performance and salary will be reviewed in one year.

6.               You will continue to receive four (4) weeks of executive leave per year under the executive leave policy.  During your employment with the Company, you will be eligible to participate in the retirement, welfare benefit, and fringe benefit plans, practices, policies and programs of the Company (including any medical, prescription, dental, disability, life insurance, accidental death and travel accident insurance plans, the Supplemental Executive Retirement Plan and Deferred Compensation Plan, all as maintained by the Company) to the same extent, and subject to substantially the same terms and conditions, as these arrangements are made available generally to officers of the Company similarly situated.

7.                If the Company (i) terminates your employment for any reason other than for Cause, Disability or death, or (ii) requires that you be based at a location which is more than fifty (50) miles from the office at which you are based at the time you are notified of the requirement to relocate, then you will receive severance pay, in the form of payroll continuation of your annual base salary as of your Date of Separation, for a period of twelve (12) months, less all legally required deductions.  If you remain unemployed following the aforementioned payments, you will be eligible for a continuation of the severance pay, less all legally required deductions, for up to six (6) additional months for each month in which you remain unemployed.

8.                The Company has the right to terminate your employment due to your Disability, and your employment will terminate automatically upon your death.  If your employment is terminated by the Company due to your Disability, or if your employment is terminated automatically upon your death then, the Company will pay you (or your estate, as applicable) any portion of your annual base salary earned through the Date of Separation that has not been paid.  “Disability” means that (1) you are permanently disabled within the meaning of the long-term disability plan of the Company in which you participate or (2) if there is no such plan in effect, that (i) you have been absent from the full-time performance of your duties with the Company for a period of 120 days, (ii) the Company will have given you a notice of termination for Disability, and (iii) within 30 days after such notice of termination is given, you will not have returned to the full-time performance of your duties.  The effective date of any such termination for Disability will be (A) in the case of a termination under clause (1), the date on which you are determined to be disabled for purposes of such plan or, (B) in the case of a termination under clause (2), the date which is 30 days following the notice of termination for Disability (either such date, the “Disability Effective Time”).

9.                If your employment is terminated under Paragraphs 7 or 8, then in addition to the payments described in those paragraphs, you will receive the following:

a.            The Company will also provide to you (and, as applicable, your eligible dependents), continued coverage through COBRA in the

Company’s medical, dental, prescription and vision care plans for up to eighteen (18) months.  During that eighteen (18) month period, the Company will be responsible for paying the employer and employee portions of the COBRA premiums for the first six (6) months of COBRA coverage.  After that six-month period, you will solely be responsible for the payment of any COBRA premiums if you elect to continue COBRA coverage.

b.            The Company will treat you as if you have earned an annual bonus (the “Pro-rata Bonus”) equal to the bonus (if any) you would have received (as determined consistent with the provisions set forth below) had you remained employed by the Company through the last day of the fiscal year during which the Date of Separation occurs, multiplied by a fraction, the numerator of which is the number of days in such fiscal year during which you were employed by the Company and the denominator of which is 365.  The Pro-rata Bonus payment shall be based on the actual results for the completed fiscal year during which the Date of Separation occurs, shall be made at the time the Company normally pays such bonuses to its senior executives, and will be subject to the terms and conditions of the applicable Executive Incentive Plan but without giving effect to any requirement therein that you remain employed with the Company through the payment date or the last day of the applicable fiscal year in order to receive payment.

c.            The Company will pay the cost of providing you with outplacement services, up to a maximum of five percent (5%) of the sum of your annual base salary plus any bonus under the Executive Incentive Plan, provided that such services are (a) utilized by you within the earlier of (i) your employment with a new employer or (ii) six (6) months following the Date of Separation and (b) provided by a recognized outplacement provider.  Such payment shall be made by the Company directly to the service provider promptly following the provision of such services and the presentation to the Company of documentation of the provision of such services.  Such services shall include office facilities and telephone answering services.

10.          If your employment is terminated by the Company for Cause or if you voluntarily terminate employment then, the Company will pay you (or your estate, as applicable) any portion of your annual base salary earned through the Date of Separation that has not been paid and earned annual bonuses for completed fiscal years prior to the Date of Separation.  “Cause” shall mean (i) gross negligence or willful misconduct by you in connection with the performance of your duties that is materially injurious to the Company, monetarily or otherwise, (ii) the conviction of you by a court of competent jurisdiction for felony criminal conduct or (iii) material violation by you of the provisions of Paragraph 12.

11.          The “Date of Separation” means the date of your death, the Disability Effective Time or the effective date on which you or the Company terminate your employment.

12.          (a)           You shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its predecessors or affiliated companies and their respective businesses that you obtain or have obtained during your employment by the Company or any of its predecessors or affiliated companies and that is not public knowledge (other than as a result of the your violation of your obligations to the Company, including those set forth in this Memorandum of Understanding) (“Confidential Information”).  You will not use, disclose, communicate, divulge or disseminate Confidential Information at any time during or after your employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process (of which you have delivered to the Company prompt prior notice and allowed the Company an opportunity to defend).  In order to render effective the foregoing relating to the Company’s trade secrets, you agree that, following the Date of Separation, you will not for yourself or as a stockholder, director, officer, partner, agent or employee of any other person, firm or corporation, directly or indirectly, render any services in connection with the manufacture, development, sale or servicing of any product or service competitive with, or usable for substantially the same purposes as, any product or service manufactured or sold or in the process of development by Company, for a period of eighteen (18) months following the Date of Separation.

(b)          During your employment with the Company and for a period of eighteen (18) months after the Date of Separation, you will not, without the prior written consent of the Company’s Board of Directors, directly or indirectly solicit or attempt to solicit any customers or suppliers (including prospective customers or suppliers) of the Company or any of its subsidiaries or affiliates for the purpose of providing or obtaining products or services competitive to those offered by the Company or any of its affiliated entities or successors.  This restriction applies only to those customers (including prospective customers or suppliers) with whom you had material contact on behalf of the Company or any of its subsidiaries or affiliates within the 12-month period preceding the Date of Separation.

(c)           During your employment with the Company and for a period of eighteen (18) months after the Date of Separation, you will not, without the prior written consent of the Company’s Board of Directors, directly or indirectly, hire any person who was employed by the Company or any of its subsidiaries or affiliates within the six-month period preceding the date of such hiring or solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries or affiliates, to terminate such relationship or to refrain from extending or renewing the same.

(d)          You agree that the restrictions set forth in this Paragraph 12 are reasonable and necessary to protect the legal interests of the Company.  You further agree that the Company will be entitled to injunctive relief in the event of any actual or threatened breach of the restrictions and shall not be required to post bond or prove actual damages.  If the scope or content of any restriction contained in this Memorandum of Understanding is too broad to permit enforcement of such restriction to its full extent, then the restriction shall be enforced to the maximum extent permitted by law, and the parties consent that the scope or restriction shall be judicially modified accordingly in any proceeding brought with respect to the enforcement of the restriction.

13.          Other than with respect to the Company’s right to obtain injunctive relief under Paragraph 12 (which shall not be subject to the provisions of this Paragraph 13), the parties agree that all disputes arising under or related to your employment or the provisions of this Memorandum of Understanding will be brought first to confidential, non-binding mediation in New Jersey.

14.          This Memorandum of Understanding is personal to you and without the prior written consent of the Company your rights under this Memorandum of Understanding are not assignable (except by will or the laws of descent and distribution).  This Memorandum of Understanding will inure to the benefit of and be enforceable by your legal representative and will be binding upon the Company and its successors and assigns.

15.          This Memorandum of Understanding shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without reference to principles of conflict of laws.  This Memorandum of Understanding may not be amended or modified except by a written agreement executed by the parties or their respective successors and legal representatives.

16.          Neither party’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Memorandum of Understanding shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Memorandum of Understanding.  This Memorandum of Understanding shall constitute the entire understanding of the parties with respect to subject matter herein and supercedes any other agreement or other understanding, whether oral or written, express or implied, between them including, without limitation, the Non-Disclosure and Non-Competition Agreement between you and Webcraft Technologies, Inc. dated January 12, 1987 and the Retention Agreement between you and Webcraft, Inc. dated October 30, 1998.  This Memorandum of Understanding shall terminate upon the termination of your employment, except that terms of this Memorandum of Understanding which must survive the termination of this Memorandum of Understanding in order to be effectuated (including, without limitation, the provisions of Paragraphs 7, 8, 9, 10, 12, 13 and 16) shall survive.  Upon the termination of your employment, you consent to the notification by the Company to your new employer of your obligations under this Memorandum of Understanding.

Dave, I believe we have an incredible opportunity to take Vertis to the next level to build a stronger company, built to last, that provides security and growth for our people, financial reward for our investors, and unprecedented service to our customers. I am pleased and proud to work with you in this exciting evolution of our company!

Accepted and Agreed to By:

Vertis, Inc.		David Colatriano

/S/ Herbert W. Moloney, III		/S/ David Colatriano

Printed Name:	Herbert W. Moloney, III	Date: 8/15/03

Title:	COO

Date:	8/15/03